Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Net Income of $0.02 per Diluted Share for the Fourth Quarter
and $0.38 per Diluted Share for the Full Year

Normalized FFO of $0.25 per Diluted Share for the Fourth Quarter
and $1.10 per Diluted Share for the Full Year

Company Introduces 2021 Full-Year Normalized FFO Guidance of $0.98 to $1.02 per Diluted Share

Company Increases First Quarter 2021 Cash Dividend On Common Shares Over 36%

VIRGINIA BEACH, VA, February 11, 2021 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter and year ended December 31, 2020 and provided an update on current events and the impact of COVID-19.

Highlights include:

•Net income attributable to common stockholders and OP Unit holders of $1.9 million, or $0.02 per diluted share, for the quarter ended December 31, 2020 compared to $7.2 million, or $0.09 per diluted share, for the quarter ended December 31, 2019. Net income attributable to common stockholders and OP Unit holders of $29.8 million, or $0.38 per diluted share, for the year ended December 31, 2020 compared to $29.6 million, or $0.41 per diluted share, for the year ended December 31, 2019.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $19.5 million, or $0.25 per diluted share, for the quarter ended December 31, 2020 compared to $22.5 million, or $0.29 per diluted share, for the quarter ended December 31, 2019. FFO of $83.0 million, or $1.06 per diluted share, for the year ended December 31, 2020 compared to $80.0 million, or $1.10 per diluted share, for the year ended December 31, 2019.

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $19.9 million, or $0.25 per diluted share, for the quarter ended December 31, 2020 compared to $22.9 million, or $0.30 per diluted share, for the quarter ended December 31, 2019. Normalized FFO of $86.2 million, or $1.10 per diluted share, for the year ended December 31, 2020 compared to Normalized FFO of $85.1 million, or $1.17 per diluted share, for the year ended December 31, 2019.

•Introduced 2021 full-year Normalized FFO guidance in the range of $0.98 to $1.02 per diluted share, as set forth in the separate presentation that can be found on the Investors page of the Company's website, ArmadaHoffler.com. Executive management of the Company will provide further details regarding its 2021 earnings guidance during today's webcast and conference call.

•Announced a first quarter cash dividend of $0.15 per common share, which is an increase of 36% over the prior quarter.

•Core operating property portfolio occupancy at 94.4% as of December 31, 2020 compared to 96.5% as of December 31, 2019.

•Formed a 50/50 joint venture that will develop and build T. Rowe Price's new 450,000 square foot global headquarters in Baltimore's Harbor Point. T. Rowe Price signed a 15-year lease and plans to relocate its downtown Baltimore operations to Harbor Point in the first half of 2024. In conjunction with the build-to-suit project, another joint venture will develop and build a new mixed-use facility with structured parking on a neighboring site to accommodate both existing and T. Rowe Price parking requirements.

•Renewed over 84% of commercial office and retail space under expiring leases during the fourth quarter. Including new leases, the Company leased over 222,000 square feet of commercial office and retail space.

•Collected 98% of portfolio rents for the fourth quarter, including 100% of office tenant rents, 99% of multifamily tenant rents, and 96% of retail tenant rents. Refer to pages 27-28 of the Supplemental Financial Package for further details.

•Agreed to a new $23 million preferred equity mezzanine loan for the Solis Nexton development project. Solis Nexton will be a new 320-unit Class A apartment community in Summerville, South Carolina located within walking distance of Nexton Square, the 127,000 square foot lifestyle center acquired by the Company in 2020.

•Reinstated and amended the Company’s two leases with Regal Cinemas to allow for continued occupancy by Regal Cinemas and to provide for additional density:

◦In Harrisonburg, Virginia, the potential for up to 228 conventional apartments and structured parking.

◦At the Virginia Beach Town Center, the ability to program significant additional mixed-use commercial space.

•Completed the acquisition of the Edison Apartments in downtown Richmond, Virginia in an off-market, OP Unit transaction.
•Completed the off-market acquisition of The Residences at Annapolis Junction, a 416-unit, Class A, LEED Gold certified mid-rise apartment community in Howard County, Maryland.

“Over the last few months, we’ve announced three new development projects, acquired two high-quality multifamily assets, made solid progress on backfilling Covid-related vacancies, and increased the dividend by over 36%. Most importantly, 2020 saw us maintain high occupancy portfolio wide and collect over 94% of scheduled rents since the beginning of the pandemic,” said Louis Haddad, President & CEO. “Our focus for 2021 now turns to executing our strategy to rebalance our portfolio and reposition the Company to improve earnings quality over the next several years, ultimately leading to long-term growth, value creation, and greater returns for all shareholders.”

Financial Results

Net income attributable to common stockholders and OP Unit holders for the fourth quarter of 2020 as compared to the fourth quarter of 2019 was negatively impacted by lower interest income from mezzanine lending activities, higher aggregate preferred stock dividends as a result of issuing additional preferred shares, and higher depreciation and amortization expense and was positively impacted by higher property operating income due to acquisitions and developments, higher construction segment gross profit, and lower interest expense.

Full year net income attributable to common stockholders and OP Unit holders as compared to 2019 was positively impacted by higher property operating income due to acquisitions and developments, higher construction segment gross profit, lower interest expense, higher gain on sale of properties, and lower mark-to-market losses on interest rate derivatives. Full year net income was negatively impacted by lower interest income from mezzanine lending activities, higher aggregate preferred stock dividends as a result of issuing additional preferred shares, lower tax benefit, and higher tenant bad debt (recorded as an adjustment to rental revenues) in the retail portfolio as a result of the COVID-19 pandemic.

Operating Performance

At the end of the year, the Company’s retail, office, and multifamily core operating property portfolios were 94.7%, 97.0%, and 92.5% occupied, respectively.

Total third-party construction contract backlog was $71.3 million at the end of the year.

Balance Sheet and Financing Activity

As of December 31, 2020, the Company had $962.8 million of total debt outstanding, including $10.0 million outstanding under its revolving credit facility and $205.0 million outstanding under its senior unsecured term loan facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 60% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of December 31, 2020. After considering LIBOR and SOFR interest rate caps with strike prices at or below 184 basis points, 100% of the Company’s debt is now fixed or hedged.

Outlook

The Company is introducing its 2021 full-year Normalized FFO guidance in the range of $0.98 to $1.02 per diluted share, as set forth in the separate presentation that can be found on the Investors page of the Company's website, ArmadaHoffler.com. The following table outlines the Company's assumptions along with Normalized FFO per diluted share estimates for 2021. The Company's executive management will provide further details regarding its 2021 earnings guidance during today's webcast and conference call.

Full-year 2021 Guidance [1]	Expected Ranges
Total NOI	$116.3M	$117.3M
Construction Segment Gross Profit	$4.0M	$5.3M
G&A Expenses	$14.3M	$14.8M
Mezzanine Interest Income	$17.7M	$18.1M
Interest Expense	$31.0M	$31.7M
Normalized FFO per diluted share [2]	$0.98	$1.02

[1] Includes the following assumptions:
•Acquisition of Delray Beach Whole Foods in the first quarter
•New $23M preferred equity mezzanine loan for Solis Nexton beginning 2Q21 (see slide 20 in the Guidance Presentation)
•Disposition of a Kroger-anchored shopping center in the second quarter for $5.5M
•Interest Expense is calculated based on Forward LIBOR Curve, which forecasts rates ending the year at 0.15%
•Opportunistic sale of common stock through the ATM program, resulting in a full year weighted average share count of 82.5M

[2] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 11, 2021 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Thursday, March 11, 2021 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13714009.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with over four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties, and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's mezzanine program, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook, guidance and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading "Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the other documents filed by the Company with the Securities and Exchange Commission (the "SEC") from time to time, including the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020. The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the the SEC. These factors include, without limitation: (a) the impact of the coronavirus (COVID-19) pandemic on macroeconomic conditions and economic conditions in the markets in which the Company operates, including, among others: (i) disruptions in, or a lack of access to, the capital markets or disruptions in the Company’s ability to borrow amounts subject to existing construction loan commitments; (ii) adverse impacts to the Company’s tenants’ and other third parties’ businesses and financial condition that adversely affect the ability and willingness of the Company’s tenants and other third parties to satisfy their rent and other obligations to the Company, including deferred rent; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases or to re-lease the Company’s properties on the same or better terms in the event of nonrenewal or early termination of existing leases; and (iv) federal, state and local government initiatives to mitigate the impact of the COVID-19 pandemic, including additional restrictions on business activities, shelter-in place orders and other restrictions, and the timing and amount of economic stimulus or other initiatives; (b) the Company’s ability to continue construction on development and construction projects, in each case on the timeframes and on terms currently anticipated; (c) the Company’s ability to accurately assess and predict the impact of the COVID-19 pandemic on its results of operations, financial condition, dividend policy, acquisition and disposition activities and growth opportunities; and (d) the Company’s ability to maintain compliance with the covenants under its existing debt agreements or to obtain modifications to such covenants from the applicable lenders. The Company expressly disclaims any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included at the end of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2020	2019
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,680,943	$1,460,723
Held for development	13,607	5,000
Construction in progress	63,367	140,601
	1,757,917	1,606,324
Accumulated depreciation	(253,965)	(224,738)
Net real estate investments	1,503,952	1,381,586
Real estate investments held for sale	1,165	1,460
Cash and cash equivalents	40,998	39,232
Restricted cash	9,432	4,347
Accounts receivable, net	28,259	23,470
Notes receivable, net	135,432	159,371
Construction receivables, including retentions, net	38,735	36,361
Construction contract costs and estimated earnings in excess of billings	138	249
Equity method investments	1,078	—
Operating lease right-of-use assets	32,760	33,088
Finance lease right-of-use assets	23,544	24,130
Acquired lease intangible assets	58,154	68,702
Other assets	43,324	32,901
Total Assets	$1,916,971	$1,804,897

LIABILITIES AND EQUITY
Indebtedness, net	$963,845	$950,537
Accounts payable and accrued liabilities	23,900	17,803
Construction payables, including retentions	49,821	53,382
Billings in excess of construction contract costs and estimated earnings	6,088	5,306
Operating lease liabilities	41,659	41,474
Finance lease liabilities	17,954	17,903
Other liabilities	56,902	63,045
Total Liabilities	1,160,169	1,149,450
Total Equity	756,802	655,447
Total Liabilities and Equity	$1,916,971	$1,804,897

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)
Revenues
Rental revenues	$44,648	$41,832	$166,488	$151,339
General contracting and real estate services revenues	53,863	39,741	217,146	105,859
Total revenues	98,511	81,573	383,634	257,198
Expenses
Rental expenses	11,053	9,819	38,960	34,332
Real estate taxes	4,810	4,202	18,136	14,961
General contracting and real estate services expenses	52,071	38,683	209,472	101,538
Depreciation and amortization	17,740	15,690	59,972	54,564
Amortization of right-of-use assets - finance leases	146	147	586	377
General and administrative expenses	3,523	3,063	12,905	12,392
Acquisition, development and other pursuit costs	29	294	584	844
Impairment charges	461	252	666	252
Total expenses	89,833	72,150	341,281	219,260
Gain on real estate dispositions	—	—	6,388	4,699
Operating income	8,678	9,423	48,741	42,637
Interest income	3,786	6,593	19,841	23,215
Interest expense on indebtedness	(7,868)	(8,571)	(30,120)	(30,776)
Interest expense on finance leases	(229)	(228)	(915)	(568)
Equity in income of unconsolidated real estate entities	—	—	—	273
Change in fair value of derivatives and other	294	327	(1,130)	(3,599)
Provision for unrealized credit losses	(29)	—	(256)	—
Other income (expense), net	(6)	159	515	585
Income before taxes	4,626	7,703	36,676	31,767
Income tax benefit	63	152	283	491
Net income	4,689	7,855	36,959	32,258
Net loss attributable to noncontrolling interests in investment entities	49	427	230	(213)
Preferred stock dividends	(2,887)	(1,067)	(7,349)	(2,455)
Net income attributable to common stockholders and OP Unit holders	$1,851	$7,215	$29,840	$29,590

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income attributable to common stockholders and OP Unit holders	$1,851	$7,215	$29,840	$29,590
Depreciation and amortization (1)	17,678	15,285	59,545	53,616
Gain on operating real estate dispositions (2)	—	—	(6,388)	(3,220)
FFO attributable to common stockholders and OP Unit holders	$19,529	$22,500	$82,997	$79,986
Acquisition, development and other pursuit costs	29	294	584	844
Impairment of intangible assets and liabilities	461	252	666	252
Loss on extinguishment of debt	—	30	—	30
Provision for unrealized credit losses	29	—	256	—
Amortization of right-of-use assets - finance leases	146	147	586	377
Change in fair value of derivatives and other	(294)	(327)	1,130	3,599
Normalized FFO attributable to common stockholders and OP Unit holders	$19,900	$22,896	$86,219	$85,088
Net income attributable to common stockholders and OP Unit holders per diluted share and unit	$0.02	$0.09	$0.38	$0.41
FFO per diluted share and unit attributable to common stockholders and OP Unit holders	$0.25	$0.29	$1.06	$1.10
Normalized FFO per diluted share and unit attributable to common stockholders and OP Unit holders	$0.25	$0.30	$1.10	$1.17
Weighted average common shares and units - diluted	79,171	76,762	78,309	72,644
________________________________________

(1) The adjustment for depreciation and amortization for the years ended December 31, 2020 and 2019 exclude $0.4 million and $1.2 million, respectively, of depreciation attributable to the Company's joint venture partners. Additionally, the adjustment for depreciation and amortization for the year ended December 31, 2019 includes $0.2 million of depreciation attributable to the Company's investment in One City Center, which was an unconsolidated real estate investment until March 14, 2019.
(2) The adjustment for gain on operating real estate dispositions for the year ended December 31, 2019 excludes the portion of the gain on Lightfoot Marketplace that was allocated to our joint venture partner and excludes the gain on sale of a non-operating land parcel.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684